CONFORMED COPY


                        CREDIT AGREEMENT


                           dated as of


                        October 17, 1997


                              among


                      ORYX ENERGY COMPANY,
                           as Borrower


                    The Lenders Party Hereto,


                   NATIONSBANK OF TEXAS, N.A.,
                     as Administrative Agent

            NATIONSBANC MONTGOMERY SECURITIES, INC.,
                           as Arranger

                     CHASE SECURITIES INC.,
                      as Syndication Agent

                               and

                       BARCLAYS BANK PLC,
                     as Documentation Agent


   $500,000,000 REVOLVING CREDIT AND COMPETITIVE BID FACILITY

                       TABLE OF CONTENTS

                                                             Page


                          ARTICLE I

                          Definitions                           1
          SECTION 1.01.  Defined Terms                          1
          SECTION 1.02.  Classification of Loans and
                         Borrowings                            17
          SECTION 1.03.  Terms Generally                       17
          SECTION 1.04.  Accounting Terms; GAAP                17

                           ARTICLE II

                          The Credits                          17
          SECTION 2.01.  Commitments                           18
          SECTION 2.02.  Loans and Borrowings                  18
          SECTION 2.03.  Requests for Revolving Borrowings     19
          SECTION 2.04.  Competitive Bid Procedure             19
          SECTION 2.05.  Swingline Loans                       22
          SECTION 2.06.  Letters of Credit                     23
          SECTION 2.07.  Funding of Borrowings                 29
          SECTION 2.08.  Interest Elections                    29
          SECTION 2.09.  Termination and Reduction of
                         Commitments                           31
          SECTION 2.10.  Repayment of Loans; Evidence of
                         Debt                                  31
          SECTION 2.11.  Prepayment of Loans                   32
          SECTION 2.12.  Fees                                  33
          SECTION 2.13.  Interest                              34
          SECTION 2.14.  Alternate Rate of Interest            35
          SECTION 2.15.  Increased Costs                       35
          SECTION 2.16.  Break Funding Payments                37
          SECTION 2.17.  Taxes                                 38
          SECTION 2.18.  Payments Generally; Pro Rata
                         Treatment; Sharing of Set-offs        38
          SECTION 2.19.  Mitigation Obligations; Replacement
                         of Lenders                            40
          SECTION 2.20.  Commitment Increases                  41

                          ARTICLE III

                            Representations and Warranties     43
          SECTION 3.01.  Corporate Status                      43
          SECTION 3.02.  Corporate Power and Authority         43
          SECTION 3.03.  No Violation                          43

          SECTION 3.04.  Litigation                            43
          SECTION 3.05.  Financial Statements                  44
          SECTION 3.06.  Governmental Approvals                44
          SECTION 3.07.  Use of Proceeds; Regulation U         44
          SECTION 3.08.  Investment Company Act                44
          SECTION 3.09.  Public Utility Holding Company Act    45
          SECTION 3.10.  True and Complete Disclosure          45
          SECTION 3.11.  No Default                            45
          SECTION 3.12.  Ownership of Property                 45
          SECTION 3.13.  ERISA                                 45
          SECTION 3.14.  Continuing Letters of Credit          45

                           ARTICLE IV

                           Conditions                          46
          SECTION 4.01.  Effective Date                        46
          SECTION 4.02.  Each Credit Event                     47

                           ARTICLE V

                           Affirmative Covenants               48
          SECTION 5.01.  Financial Statements and Other
                         Information                           48
          SECTION 5.02.  Notices of Material Events            49
          SECTION 5.03.  Existence; Conduct of Business        49
          SECTION 5.04.  Payment of Obligations                49
          SECTION 5.05.  Maintenance of Properties;
                         Insurance                             50
          SECTION 5.06.  Compliance with Laws                  50

                           ARTICLE VI

                       Negative Covenants                      50
          SECTION 6.01.  Indebtedness of Subsidiaries          50
          SECTION 6.02.  Financial Covenants                   50
          SECTION 6.03.  Liens                                 51
          SECTION 6.04.  Fundamental Changes                   51
          SECTION 6.05.  Limitation on Affiliate
          Transactions                                         51
          SECTION 6.06.  Energy Partners and SOLP              52
          SECTION 6.07.  Restrictions Affecting Subsidiaries   52
          SECTION 6.08.  Limitation on Sales and Leasebacks    52

                         ARTICLE VII

                       Events of Default                       52

                       ARTICLE VIII

                                 The Administrative Agent      55
          SECTION 8.01.  Appointment, Powers, and Immunities   55
          SECTION 8.02.  Reliance by Administrative Agent      56
          SECTION 8.03.  Defaults                              56
          SECTION 8.04.  Rights as Lender                      56
          SECTION 8.05.  Indemnification                       57
          SECTION 8.06.  Non-Reliance on Administrative
                         Agent and Other Lenders               57
          SECTION 8.07.  Resignation of Administrative Agent   57
          SECTION 8.08.  Agents and Co-Agents                  58

                              ARTICLE IX

                                Miscellaneous                  58
          SECTION 9.01.  Notices                               58
          SECTION 9.02.  Waivers; Amendments                   59
          SECTION 9.03.  Expenses; Indemnity                   60
          SECTION 9.04.  Successors and Assigns                61
          SECTION 9.05.  Survival                              63
          SECTION 9.06.  Counterparts; Integration;
                         Effectiveness                         63
          SECTION 9.07.  Severability                          63
          SECTION 9.08.  Right of Setoff                       64
          SECTION 9.09.  GOVERNING LAW; SUBMISSION TO
                         JURISDICTION; VENUE                   64
          SECTION 9.10.  WAIVER OF JURY TRIAL                  66
          SECTION 9.11.  Headings                              66
          SECTION 9.12.  Confidentiality                       66
          SECTION 9.13.  Interest                              67
          SECTION 9.14.  Existing Credit Agreement             68
          SECTION 9.15.  Judgment in a Currency Other Than
                         Dollars                               69


SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 3.01 -- Subsidiaries
Schedule 3.14 -- Continuing Letters of Credit

EXHIBITS:

Exhibit A -- Form of Assignment and Acceptance
Exhibit B-1 -- Form of Opinion of Cravath, Swaine & Moore
Exhibit B-2 -- Form of Opinion of William C. Lemmer

Exhibit C -- Form of New Lender Supplement
Exhibit D -- Form of Commitment Increase Supplement

           CREDIT AGREEMENT, dated as of October 17, 1997 (this "Agreement"), among ORYX ENERGY COMPANY, a Delaware corporation (the "Borrower"), the LENDERS party hereto (each a "Lender" and, collectively, the "Lenders"), NATIONSBANC MONTGOMERY SECURITIES, INC., as Arranger (the "Arranger"), CHASE SECURITIES INC., as Syndication Agent (the "Syndication Agent"), BARCLAYS BANK PLC, as Documentation Agent (the "Documentation Agent", and the Arranger, Syndication Agent and Documentation Agent, collectively, the "Agents") and NATIONSBANK OF TEXAS, N.A., as Administrative Agent (in such capacity, the "Administrative Agent").

                   W I T N E S S E T H :

           WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facility provided for herein to meet the Borrower's financing needs as of the date of this Agreement by providing a revolving credit commitment in the amount of $500,000,000 (the "Credit Facility");

            WHEREAS, the Borrower, certain of the Lenders ("Original Lenders") and the Administrative Agent are parties to that certain Revolving Credit Agreement dated as of June 1, 1995 (as amended to the Effective Date (as defined herein), the "Existing Credit Agreement"), and certain of the Lenders ("New Lenders") are not parties to the Existing Credit Agreement;

           WHEREAS, the New Lenders have agreed, subject to the terms and conditions contained herein, to enter into this Agreement to make available to the Borrower the credit facility provided for herein; and

           WHEREAS, the Original Lenders have agreed, subject to the terms and conditions herein (which are different from the terms and conditions of the Existing Credit Agreement), to make available to the Borrower the credit facility provided for herein;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:



                         ARTICLE I

                        Definitions

            SECTION   .01.   Defined  Terms.   As  used  in  this
Agreement, the following terms have the meanings specified below:

           "Absolute Rate" means, with respect to any Competitive
Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

           "Absolute Rate Loan" means a Competitive Loan bearing interest at an Absolute Rate.

           "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

           "Administrative  Agent" means  NationsBank  of  Texas,
N.A., in its capacity as administrative agent for the Lenders hereunder.

           "Affiliate" of any Person shall mean (a) any Person (other than a Subsidiary of such Person) that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director or officer of (i) such Person, (ii) any Subsidiary of such Person or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

           "Alternate Currency" shall mean the lawful currency of the United Kingdom.

           "Alternate Currency Letter of Credit" shall have the meaning set forth in Section 2.06(k).

           "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

           "Applicable Period" shall mean (i) in the  case  of  a
judgment  entered by a U.S. Federal or state court, 60  days  and
(ii)  in  the case of a judgment entered by any other  court,  90 days.

           "Applicable Rate" means, for any day, with respect to any Base Rate Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Base Rate Spread", "Eurodollar Spread" or "Commitment Fee Rate", as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

                    Base Rate      Eurodollar     Commitment
Index Debt Ratings:   Spread         Spread          Fee
                                                     Rate
Category 1
>BBB+ or Baa1          0.0%         0.2500%        0.0900%

Category 2
> BBB or Baa2          0.0%         0.3250%        0.1200%

Category 3
> BBB- or Baa3         0.0%         0.4500%        0.1350%

Category 4
> BB+ or Ba1           0.0%         0.5500%        0.1750%

Category 5
< BB+ or Ba1           0.0%         0.7500%        0.2500%

          For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

              "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

            "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

           "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (.5%) and (b) the Prime Rate for
such  day.   Any change in the Base Rate due to a change  in  the
Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate. "Base Rate", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

           "Board"  means the Board of Governors of  the  Federal
Reserve System of the United States of America.

           "Borrower" means Oryx Energy Company, a Delaware corporation.

          "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

          "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

           "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or in the State of Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

           "Cash Exploration Expenses" means, for any period, the aggregate amount of (a) costs for geological and geophysical studies and associated activities, (b) administrative expenses associated with exploration activities and (c) lease rentals payable by the Borrower and its Subsidiaries for such period accrued in connection with the search for oil and/or gas reserves.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

           "Class",  when  used  in  reference  to  any  Loan  or
Borrowing,  refers to whether such Loan, or the Loans  comprising
such  Borrowing,  are  Revolving  Loans,  Competitive  Loans   or
Swingline Loans.

           "Code" means the Internal Revenue Code of 1986, as amended from time to time.

           "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
Section  9.04  or  (c) increased from time to  time  pursuant  to
Section 2.20. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

           "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

           "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Absolute Rate, as applicable, offered by the Lender making such Competitive Bid.

           "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

           "Competitive  Loan"  means a  Loan  made  pursuant  to
Section 2.04.

          "Consolidated Debt" shall mean, as of any date, the sum of the amounts that would be included as long-term debt or current portion of long-term debt on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date in accordance with GAAP.

           "Consolidated Total Indebtedness" shall mean, at any particular date, the outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis, as of the end of the most recent fiscal quarter ending prior to such date for which quarterly or annual financial statements have been delivered pursuant to Section 5.01.

           "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness or dividends ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (A) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (B) the maximum stated amount of such Person's liability in respect of the primary obligation.

           "Continuing Letters of Credit" shall have the meaning set forth in Section 3.14.

           "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Default"   means  any  event  or   condition   which
constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

           "Disclosed  Matters"  means  the  actions,  suits  and
proceedings   and   the   environmental  matters   disclosed   in
Schedule 3.04.

          "Discretionary Cash Flow" shall mean Net Cash Flow From
Operating  Activities before working capital changes,  plus  Cash
Exploration Expenses.

            "Dollar Equivalent" shall mean, on or as of a particular date, with respect to LC Exposures in respect of Alternate Currency Letters of Credit, the amount of Dollars, as conclusively determined by the Administrative Agent, which is required by the Administrative Agent to purchase the Alternate Currency amount of such LC Exposures on or as of such date on the basis of the spot exchange rate therefor in the interbank currency market where the foreign currency and exchange operations of the Administrative Agent are customarily conducted with respect to the Alternate Currency as at 10:00 A.M. (or as near thereto as may be practicable), New York City time, on or as of such date.

           "Dollars" or "$" refers to lawful money of the  United
States of America.

          "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

           "Eligible Assignee" means (i) a Lender, (ii) an affiliate of a Lender, and (iii) any other Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld; provided, however, that neither the Borrower nor an affiliate of the Borrower shall qualify as an Eligible Assignee.

          "Energy Partners" shall mean Sun Energy Partners, L.P., a Delaware limited partnership.

            "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

           "ERISA"  means the Employee Retirement Income Security
Act of 1974, as amended from time to time.

           "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of

Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

           "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed under Section 4042(b) of ERISA of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee under said Section 4042(b) to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan pursuant to Section 4063 of ERISA or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

           "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

           "Event of Default" has the meaning assigned to such term in Article VII.

            "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.17(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

           "Federal Funds Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

           "Financial Officer" means the chief financial officer, principal accounting officer or treasurer of the Borrower.

           "Financing Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

           "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

           "GAAP" means generally accepted accounting principles in the United States of America.

           "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Hazardous   Materials"   means  all   explosive   or
radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

           "Highest Lawful Rate" shall mean, with respect to any Indebtedness owed to any Lender hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received by such Lender with respect to such Indebtedness under applicable law. In the event that applicable law provides for an interest ceiling under Texas Revised Civil Statutes Annotated
Article 5069-1.04, that ceiling shall be the Highest Lawful Rate. As used in this definition the term

"applicable law" means, with respect to each Lender, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

           "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (but excluding the deferred purchase price of property or services to the extent that such deferments are taken in the ordinary course of such Person's business consistent with prudent business practices), (ii) the face amount of all letters of credit issued for the account of such Person in respect of liabilities of the type described in clauses (i), (iv) and (v) of this definition and all drafts drawn thereunder, (iii) all liabilities of the type described in clauses (i), (ii), (iv) and
(v) of this definition which are secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person (limited however to the lesser of (a) the amount of its liability or (b) the value of such property), (iv) all obligations of such Person under Financing Leases, (v) all Contingent Obligations of such Person and (vi) all Redeemable Preferred Stock of such Person; provided that for the purposes of this Agreement, the term "Indebtedness" shall not include any of the foregoing which (x) are owing to the Borrower or any Wholly Owned Subsidiary of the Borrower (except for the purposes of the proviso to Section 6.01), (y) are subject to irrevocable legal defeasance in accordance with the terms thereof or (z) arise out of the sale of receivables.

           "Indemnified  Taxes" means Taxes other  than  Excluded
Taxes.

            "Index   Debt"  means  senior,  unsecured,  long-term
indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

           "Interest  Election Request" means a  request  by  the
Borrower  to  convert  or  continue  a  Revolving  Borrowing   in
accordance with Section 2.08.

           "Interest Payment Date" means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, (c) with respect to any Absolute Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Absolute Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

           "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect, (b) with respect to any Absolute Rate Borrowing, the period (which shall not be less than 7 days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and
(ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

           "Issuing Bank" means NationsBank or such other Lender as designated by the Borrower and agreed to by such Issuing Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).

           "LC  Disbursement" means a payment made by the Issuing
Bank pursuant to a Letter of Credit.

           "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

           "Letter of Credit" means any letter of credit issued pursuant to this Agreement and Continuing Letters of Credit.

          "LIBO Rate" means, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBO Rate" shall mean, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

           "Lien" shall mean any mortgage, pledge, security interest, encumbrance, or lien of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided, that neither the sale of receivables nor any filing of financing statements or other instruments made or given in furtherance thereof shall be deemed to constitute a Lien.

           "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

           "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) the ability of the Borrower to perform its obligations under this Agreement.

           "Material Subsidiary" shall mean at any particular date, each Subsidiary of the Borrower the total assets of which comprise ten percent (10%) or more of the consolidated total assets of the Borrower.

          "Maturity Date" means October 17, 2002.

          "Moody's" means Moody's Investors Service, Inc.

           "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NationsBank" means NationsBank of Texas, N.A.

           "Net Cash Flow From Operating Activities" means, with respect to any Person for any period, the net cash flow provided from operating activities of such Person as shown in such Person's statement of cash flows for such period, determined on a consolidated basis in accordance with GAAP.

           "Oil and Gas Interests" shall mean (i) leasehold or other interests in or under oil, gas or other mineral leases, fee interests, overriding royalty, royalty or other real property interests in oil, gas or other liquid or gas hydrocarbons in place, all licenses, permits or production sharing agreements with respect to oil, gas and other liquid or gas hydrocarbons to be produced, all plants, facilities, including without limitation cogeneration facilities, pipelines, gathering systems and all items of equipment or fixtures used in connection with the production, gathering, processing or transportation of oil, gas or other liquid or gas hydrocarbons, (ii) without duplication of the foregoing, all Proved Reserves and (iii) the capital stock of any Subsidiary of the Borrower whose assets are comprised principally or in substantial part of assets described in the foregoing clauses (i)-(ii).

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

           "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Permitted Liens" shall mean:

           (a) Attachments or judgments which give rise to Liens or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise an Event of Default hereunder);

          (b) Liens on assets acquired by the Borrower or any of its Subsidiaries and Liens on assets of entities that become Subsidiaries of the Borrower, which Liens existed prior to the date such assets are acquired or such entities become Subsidiaries, as the case may be, provided that such Liens were not incurred solely in contemplation of such acquisitions;

           (c) (i) purchase money security interests in real property, interests therein, improvements thereto or equipment acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary ("Purchase Money Liens"), provided, that the aggregate principal amount of Indebtedness secured by any Lien referred to in this clause shall not exceed 80% of the purchase price or cost of construction of the asset encumbered thereby and (ii) Financing Leases; and

           (d) Liens securing Indebtedness (excluding the amount of all Indebtedness secured by Liens permitted by clauses
     (a) through (c) above) the aggregate principal amount of which does not exceed $100,000,000.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

           "Petroleum" shall mean oil, gas and other liquid or gaseous hydrocarbons, including, without limitation, all liquefiable hydrocarbons and other products which may be extracted from gas and gas condensate by the processing thereof in a gas processing plant.

           "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

           "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

            "Proved Reserves" shall mean proved developed producing, proved developed non-producing and proved undeveloped Petroleum reserves of the Borrower and its Subsidiaries and its 50% owned Affiliates as determined in accordance with standards established by The Society of Petroleum Engineers.

           "Quality" shall mean as to any Petroleum reserves, their nature as proved developed producing, proved developed nonproducing, proved undeveloped or probable.

          "Reimbursement Obligation" shall mean the obligation of
the   Borrower  to  reimburse  the  Issuing  Bank   pursuant   to
Section 2.06 for amounts drawn under Letters of Credit.

          "Register" has the meaning set forth in Section 9.04.

           "Related Parties" means, with respect to any specified
Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

           "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least a majority of the sum of the total Revolving Credit Exposure and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

           "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

           "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

           "Revolving Loan" means a Loan made pursuant to Section
2.03.

           "S&P"  means  Standard & Poor's  Ratings  Services,  a
Division of The McGraw-Hill Companies, Inc.

           "SOLP" shall mean Sun Operating Limited Partnership, a
Delaware limited partnership.

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

           "subsidiary"  of  any Person shall  mean  and  include
(i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, trust or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity or beneficial ownership interest at the time.

          "Subsidiary" means any subsidiary of the Borrower.

           "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

           "Swingline Lender" means NationsBank, in its capacity as lender of Swingline Loans hereunder.

           "Swingline Loan" means a Loan made pursuant to Section
2.05.

           "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

           "Tangible  Net  Worth" means (a) shareholder's  equity
(determined in accordance with GAAP), less (b) intangible net assets, plus (c) the aggregate amount of any non-cash write-downs during the Availability Period.

            "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Absolute Rate.

           "Wholly-Owned Subsidiary": shall mean, as to any Person, any subsidiary of such Person to the extent all of the capital stock or other ownership interest of such subsidiary, other than directors' or nominees' qualifying shares or shares or other ownership interests required by law, statute, rule or regulation to be held by government entities or foreign nationals to the extent not in excess of 5% of the issued and outstanding capital stock or other ownership interest of such subsidiary, is owned directly or indirectly by such Person, provided that with respect to the Borrower, Energy Partners, SOLP and each of its Subsidiaries shall be deemed to be a Wholly Owned Subsidiary for so long as the Borrower has at least a 95% ownership interest (directly or indirectly) in Energy Partners, SOLP or such Subsidiary, as the case may be.

            "Withdrawal   Liability"   means   liability   to   a
Multiemployer  Plan  as  a  result  of  a  complete  or   partial
withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

           SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

           SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and
(e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

           SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                         ARTICLE II

                        The Credits

           SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in
(a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

            SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

           (b)   Subject  to  Section 2.14,  (i)  each  Revolving
Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Absolute Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

           (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each Base Rate
Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Revolving Borrowings outstanding.

           (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

           SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Dallas time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Dallas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i)        the  aggregate  amount  of  the  requested
     Borrowing;

           (ii) the date of such Borrowing, which shall be a Business Day;

           (iii)     whether such Borrowing is to be a Base  Rate
     Borrowing or a Eurodollar Borrowing;

           (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term
     "Interest Period"; and

           (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m.,

Dallas time, four Business Days before the date of the proposed Borrowing and, in the case of a Absolute Rate Borrowing, not later than 10:00 a.m., Dallas time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

            (i)        the  aggregate  amount  of  the  requested
     Borrowing;

           (ii) the date of such Borrowing, which shall be a Business Day;

           (iii)     whether such Borrowing is to be a Eurodollar
     Borrowing or a Absolute Rate Borrowing;

           (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

           (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

          (b)  Each Lender may (but shall not have any obligation
to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., Dallas time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Absolute Rate Borrowing, not later than 9:30 a.m., Dallas time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify
(i) the principal amount (which shall be a minimum of $10,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

          (c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

           (d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., Dallas time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Absolute Rate Borrowing, not later than 10:30 a.m., Dallas time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

           (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

           (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

           SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in a minimum principal amount of $1,000,000 and in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or
(ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

           (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Dallas time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Dallas time, on the requested date of such Swingline Loan.

           (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Dallas time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will
participate.    Promptly  upon  receipt  of  such   notice,   the
Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The
Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

           SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars or in Alternate Currency in a minimum amount of $100,000 or the Dollar Equivalent thereof for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000 (or the Dollar Equivalent thereof) and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments.

           (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of
(i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

           (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Dallas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Dallas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Dallas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Dallas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Base Rate Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the
Administrative  Agent shall notify each Lender of the  applicable
LC

Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

           (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

          (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

           (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or this Agreement;

           (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

          (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

           (vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, including any of the circumstances specified in clauses (i) through (vi) above, as well as any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise the agreed standard of care (as set forth below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the Issuing Bank shall have exercised the agreed standard of care in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank. Without limiting the generality of the foregoing, it is understood that the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; provided that the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

           (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

           (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

           (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the
Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least a majority of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the  Administrative Agent to reimburse the Issuing  Bank  for  LC
Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least a majority of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

          (k) Alternate Currency. In the event that a Letter of Credit denominated in the Alternate Currency (an "Alternate Currency Letter of Credit") is issued pursuant to this Section 2.06, the following provisions shall apply so long as such Alternate Currency Letter of Credit or any LC Exposure in respect thereof is outstanding:

              (i) Such Alternate Currency Letter of Credit shall be a Letter of Credit for all purposes of this Agreement.

             (ii) For purposes of determining Revolving Credit Exposure, the amount of LC Exposures in respect of Alternate Currency Letters of Credit shall be, as of any date of determination, the Dollar Equivalent of the Alternate Currency amount of such LC Exposures.

           (iii) For purposes of determining participation fees and fronting fees payable under Section 2.12, the LC Exposure to be drawn under an Alternate Currency Letter of Credit shall be the Dollar Equivalent of the Alternate Currency amount available to be drawn under such Alternate Currency Letter of Credit as of the first day of each month (or, if later during such month, the date on which such Alternate Currency Letter of Credit is issued) during the period in respect of which such fees are payable.

             (iv) The obligation of each Lender to pay its Applicable Percentage of each LC Disbursement made by the Issuing Bank in respect of an unreimbursed drawing under an Alternate Currency Letter of Credit pursuant to Section 2.06(d) shall be to pay to the Issuing Bank an amount equal to such Lender's Applicable Percentage of the Dollar Equivalent (as determined pursuant to paragraph (vi) below) of such unreimbursed drawing.

              (v) The obligation of the Borrower to reimburse LC Disbursements made by the Issuing Bank pursuant to Section 2.06(e) in respect of a drawing made under an Alternate Currency Letter of Credit shall be to reimburse the Issuing Bank in Dollars in an amount equal to the Dollar Equivalent on the date of such drawing of the Alternate Currency amounts to be reimbursed in respect of such drawing; interest payable under
Section 2.06(h) shall be payable in Dollars on the Dollar Equivalent of any and all amounts remaining unpaid by the Borrower in respect of LC Disbursements paid under an Alternate Currency Letter of Credit; and any Loan requested or deemed requested to be made pursuant to Section 2.06(e) shall be in an amount equal to the Dollar Equivalent (as determined pursuant to the first clause of this paragraph) of the Alternate Currency amount of the drawing in respect of which such Loan is so requested.

             (vi)    In   addition   to  its  obligations   under
     Section 5.01, the Borrower shall from time to time, upon request of the Administrative Agent, deliver to the Administrative Agent a calculation in reasonable detail showing the amount of the unused Commitments, utilizing in such calculation the Dollar Equivalent of the LC Exposures in respect of Alternate Currency Letters of Credit.

          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Dallas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

            (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any
Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Rate or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the

Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

           (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

           (c)   Each  telephonic and written  Interest  Election
Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

           (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

           (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

           (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If  any  such  Interest  Election Request requests  a  Eurodollar
Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d)  Promptly following receipt of an Interest Election
Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting
Borrowing.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

            SECTION   2.09.    Termination   and   Reduction   of
Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

           (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

           SECTION  2.10.  Repayment of Loans; Evidence of  Debt.
(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender making a Competitive Loan the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the seventh day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Revolving Loan or Competitive Loan was requested.

           (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

           (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

           (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

           (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

           (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., Dallas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Revolving Borrowing, not later than 11:00 a.m., Dallas time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Dallas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving
Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by
Section 2.13.

           SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates, provided that for purposes of calculating a Lender's unused Commitment under this subsection 2.12(a), such Lender's Swingline Exposure shall be zero. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (b)    The  Borrower  agrees  to  pay  (i)   to   the
Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall be the greater of (A) $500 or (B) an amount equal to .10% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the

Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

           (c) The Borrower agrees to pay to the Agents, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agents.

           (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

           SECTION   2.13.  Interest.  (a)  The Loans  comprising
each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate.

           (b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Eurodollar Revolving Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

           (c) Each Absolute Rate Loan shall bear interest at a rate per annum equal to the Absolute Rate applicable to such Loan.

          (d) Each Swing Line Loan shall bear interest at a rate per annum equal to the Federal Funds Rate plus the Applicable
Rate applicable to Eurodollar Loans.

          (e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided above.

           (f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

           (g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

           SECTION  2.14.  Alternate Rate of Interest.  If  prior
to  the  commencement  of any Interest Period  for  a  Eurodollar
Borrowing:

            (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

           (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such
     Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a Base Rate Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

          SECTION  2.15.  Increased Costs.  (a)  If any Change in
Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

           (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Absolute Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Absolute Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

           (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

           (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

           (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

           (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

           SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Absolute Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith),
(d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Absolute Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. Taxes. (a) Any and all payments by or an account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

           (b)   In  addition, the Borrower shall pay  any  Other
Taxes to the relevant Governmental Authority in accordance with applicable law.

           (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

           (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a
Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

           (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

          SECTION  2.18.  Payments Generally; Pro Rata Treatment;
Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC

Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Dallas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 901 Main Street, 14th Floor, Dallas, Texas 75202, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16,
2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

           (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

           (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

            (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

           (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or
(e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

           SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under
Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b)    If  any  Lender  requests  compensation  under
Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement

(other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to
Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          SECTION 2.20. Commitment Increases. (a) In the event that the Borrower wishes to increase the aggregate Commitments at any time that no Event of Default has occurred and is continuing, it shall notify the Administrative Agent in writing of the amount (the "Offered Increase Amount") of such proposed increase (such notice, a "Commitment Increase Notice"), provided that increases in the aggregate Commitments shall be in increments of $50,000,000 and the aggregate Commitments shall not be increased to an amount exceeding $700,000,000. The Borrower may, at its election, (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to subsection (c) below and/or (ii) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (b) below. Each Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such commitment increase. The Borrower or, if requested by the Borrower, the Administrative Agent will notify such Lenders, and/or banks, financial institutions or other entities of such offer.

           (b) Any additional bank, financial institution or other entity which the Borrower selects to offer participation in the increased Commitments, and which elects to become a party to this Agreement and obtain a Commitment shall execute a New Lender Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit C, whereupon such bank, financial institution or other entity (for purposes of this Section 2.20, herein called a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 2.01 shall be deemed to be amended to add the name and Commitments of such New Lender, provided that the Commitment of any such New Lender shall be in an amount not less than $10,000,000.

           (c) Any Lender which accepts an offer to it by the Borrower to increase its Commitment pursuant to subsection 2.20(a)(i) shall, in each case, execute a Commitment Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit D, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 2.01 shall be deemed to be amended to so increase the Commitment of such Lender.

           (d) The effectiveness of any New Lender Supplement or Commitment Increase Supplement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as it shall reasonably request with respect thereto.

          (e) If any bank, financial institution or other entity becomes a New Lender pursuant to subsection 2.20(b) or any Lender's Commitment is increased pursuant to subsection 2.20(c), additional Loans made on or after the effectiveness thereof (the "Re-Allocation Date") shall be made pro rata based on the Applicable Percentages in effect on and after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Lenders and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments otherwise available for Loans), and continuations of Eurodollar Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Eurodollar Loans on the last day of the Interest Period applicable thereto and the making of new Eurodollar Loans pro rata based on such new Applicable Percentages. In the event that on any such Re-Allocation Date there is an unpaid principal amount of Base Rate Loans, the Borrower shall make prepayments thereof and borrowings of Base Rate Loans so that, after giving effect thereto, the Base Rate Loans outstanding are held pro rata based on such new Applicable Percentages. In the event that on any such Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

           (f) Notwithstanding anything to the contrary in this subsection 2.20, (i) in no event shall any transaction effected pursuant to this subsection 2.20 cause the aggregate Commitments to exceed $700,000,000, and (ii) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

                        ARTICLE III

               Representations and Warranties

          The Borrower represents and warrants to the Lenders that:

           SECTION 3.01. Corporate Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation or partnership in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) if a corporation or a limited partnership, is duly qualified and is authorized to do business and is in good standing in all jurisdictions where the failure to do so would have a Material Adverse Effect. As of the Effective Date, the Subsidiaries listed on Schedule 3.01 hereto constitute all of the Subsidiaries of the Borrower.

           SECTION 3.02. Corporate Power and Authority. The Borrower has the corporate power to execute, deliver and carry out the terms and provisions of this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the borrowings and other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, receivership or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

           SECTION 3.03. No Violation. Neither the execution, delivery nor performance by the Borrower of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions herein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Certificate of Incorporation or By-Laws or, in the case of any partnership, the applicable partnership agreement or other organizational documents, of the Borrower or any of its Subsidiaries.

           SECTION 3.04. Litigation. Except as disclosed in the Borrower's Annual Report on Form 10-K for the year ended December 31, 1996, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries before any court or before any governmental or administrative body or agency that (individually or in the aggregate) are reasonably likely to have a Material Adverse Effect.

           SECTION 3.05. Financial Statements. The audited consolidated statement of financial condition of the Borrower and its consolidated Subsidiaries at December 31, 1996 and the related consolidated statements of income and retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 1996 and the unaudited consolidated statement of financial condition of the Borrower and its consolidated Subsidiaries at June 30, 1997 and the related consolidated statements of income and retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for the six months ending June 30, 1997 heretofore furnished to the Lenders present fairly the consolidated financial condition of the Borrower at the date of said statements for said periods, subject to year-end audit adjustments in the case of such unaudited statements. All such financial statements have been prepared in accordance with GAAP consistently applied except for such changes as have been concurred with by Coopers & Lybrand, independent public accountants for the Borrower, and disclosed in accordance with GAAP in such financial statements or the report thereon by Coopers & Lybrand. Since June 30, 1997, there has been no material adverse change in the financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or in the ability of the Borrower and its Subsidiaries taken as a whole to satisfy their financial obligations.

           SECTION 3.06. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (i) the execution, delivery and performance by the Borrower of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement as against the Borrower.

           SECTION 3.07. Use of Proceeds; Regulation U. The proceeds of all incurrences of Loans, and the Letters of Credit, will be used by the Borrower for general corporate purposes, which may include, without limitation to provide funds for the support and repayment of Commercial Paper. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

          SECTION 3.08. Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment
Company Act of 1940, as amended.

           SECTION 3.09. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           SECTION 3.10. True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to any Lender, for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to the Borrower (other than matters of a general economic nature) which is reasonably likely to have a Material Adverse
Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

           SECTION 3.11. No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which (individually or in the aggregate) is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which (individually or in the aggregate) is reasonably likely to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

           SECTION 3.12. Ownership of Property. To the extent customary in the oil and gas business for the type and location of the relevant property and consistent with the past practices of the Borrower in effect on the Effective Date, each of the Borrower and its Subsidiaries has good title to all its material Oil and Gas Interests.

           SECTION 3.13. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

          SECTION  3.14.  Continuing Letters of Credit.  Schedule
3.14 is a true and complete list, by reference to the aggregate face amounts of letters of credit issued under the Existing Credit Agreement by the Persons listed thereon that are also Lenders (but which are not designated as Issuing Banks pursuant to the definition of Issuing Bank) of letters of credit issued by such Persons outstanding as of the dates set forth in such Schedule ("Continuing Letters of Credit").


                         ARTICLE IV

                         Conditions

           SECTION 4.01. Effective Date. The obligation of each Lender to make Loans to, and of the Issuing Bank to issue Letters of Credit for the account of, the Borrower hereunder on or after the Effective Date is subject to the satisfaction of the following conditions on or prior to the Effective Date:

           (a)   On  the  Effective Date, there shall  have  been
delivered  to  the Administrative Agent for the account  of  each
Lender,  this  Agreement,  executed  and  delivered  by  a   duly
authorized officer of each party hereto.

           (b) On the Effective Date, the Administrative Agent shall have received a certificate dated the Effective Date, and signed by a Financial Officer of the Borrower, stating that (to the best of his knowledge) the conditions set forth in Section 4.01(g) exist as of such date.

           (c) On the Effective Date, the Administrative Agent shall have received an opinion, addressed to each Lender and dated such date, from each of (i) Cravath, Swaine & Moore, special counsel to the Borrower, covering the matters set forth in Exhibit B-1 hereto and (ii) William C. Lemmer, Vice President, General Counsel and Secretary of the Borrower, covering the matters set forth in Exhibit B-2 hereto. Each such legal opinion shall also cover such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

           (d) (i) On or prior to the Effective Date, the Administrative Agent shall have received certified copies of the Borrower's charter documents, by-laws, resolutions of the Borrower's Board of Directors evidencing the Borrower's authority to enter into this Agreement, and certificates of incumbency, each in form and substance satisfactory to the Administrative Agent.

                (ii)   On  or  prior to the Effective  Date,  the
Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

           (e) The Administrative Agent shall have received (or shall have concurrently received) the fees to be received by it for its account and the account of the Agents and Lenders on or prior to the Effective Date referred to in Section 2.12(c).

           (f) The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that no Revolving Credit Loans (as defined in the Existing Credit Agreement) are outstanding on the Effective Date and all fees, interest, breakage costs and dollar amounts owing thereunder have been paid in full; and

          (g)  On the Effective Date:

                (i) Each of the representations and warranties made by the Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                (ii) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to any Loans or Letters of Credit requested to be made or issued on such date.

This Agreement and all of the certificates, legal opinions and other documents and papers referred to in this Section 4 shall be delivered to the Administrative Agent at the offices of Simpson
Thacher & Bartlett for the account of each of the Lenders.

           SECTION 4.02. Each Credit Event. The agreement of each Lender to make any Loan requested to be made by it on any date after the Effective Date, and of the Issuing Bank to issue any Letter of Credit on any date after the Effective Date, is subject to the satisfaction of the following conditions precedent:

           (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement, other than the representations and warranties contained in subsections 3.04, 3.05 and 3.13 provided that the Borrower has achieved a rating by Moody's or S&P applicable on such date to its Index Debt of at least either Baa2 or BBB, respectively, shall be true and correct in all material respects on and as of the date of such Loan or issuance of such Letter of Credit as if made on and as of such date.

           (b) No Default. No Default or Event of Default shall have occurred and be continuing on the date of such Loan or issuance of such Letter of Credit or after giving effect to the Loans requested to be made or any Letter of Credit requested to be issued, as the case may be, on such date.

Each borrowing of Loans by and issuance of a Letter of Credit for the account of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date such Loans are borrowed or such Letter of Credit is issued, as the case may be, that the conditions contained in this Section 4.02 have been satisfied (except to the extent that, prior to or concurrently with the delivery of the relevant Borrowing Request, Competitive Bid Request or notice requesting issuance of a Letter of Credit, as the case may be, the Borrower notifies the Lenders in writing, through the Administrative Agent, that any such conditions shall not be satisfied).

                         ARTICLE V

                   Affirmative Covenants

           Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

            SECTION   5.01.   Financial  Statements   and   Other
Information.   The  Borrower will deliver to  the  Administrative
Agent, with sufficient copies for each Lender:

           (a) as soon as available and in any event within 60 days after the end of the relevant fiscal quarter, the consolidated financial statements of each of (i) Energy Partners and its consolidated Subsidiaries and (ii) the Borrower and its consolidated Subsidiaries for each of the first three fiscal quarters of each fiscal year of the Borrower or Energy Partners, as the case may be, as filed with the Securities and Exchange Commission ("SEC") on Form 10-Q (or any form which replaces Form 10-Q), or if the Borrower or Energy Partners is not required to file any such form with the SEC, an unaudited report containing the financial information that would be required to be contained in such form, such report to be certified by a Financial Officer of the Borrower or Energy Partners, as the case may be;

           (b) as soon as available and in any event within 120 days after the end of the relevant fiscal year, the consolidated financial statements of each of (i) Energy Partners and its consolidated Subsidiaries and (ii) the Borrower and its consolidated Subsidiaries for each fiscal year as filed with the SEC on Form 10-K (or any form which replaces Form 10-K) containing financial statements accompanied by the report thereon by Coopers & Lybrand or other independent public accountants of recognized national standing, or if the Borrower or Energy Partners is not required to file any such form with the SEC, the financial information that would be required to be contained in such form accompanied by a report thereon by Coopers & Lybrand or other independent public accountants of recognized national standing;

           (c) at the time of the delivery of the financial statements provided for in this Section 5.01, a certificate of a Financial Officer of the Borrower to the effect that, to the best of his knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and what type of remedial action is being taken with respect thereto and which certificate shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 6.02;

           (d) promptly after the sending or filing thereof, copies of all reports which the Borrower or Energy Partners sends to its stockholders or unitholders generally, as the case may be, and copies of all reports and registration statements which the Borrower or Energy Partners files with the SEC; and

            (e) with reasonable promptness, such further information regarding the condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

           SECTION 5.02. Notices of Material Events. Promptly, and in any event within three Business Days after an officer of the Borrower obtains knowledge thereof, the Borrower will deliver to the Administrative Agent (with sufficient copies for each Lender) notice of (i) the occurrence of any event which constitutes a Default or Event of Default, (ii) any litigation or governmental proceeding pending (x) against the Borrower or any of its Subsidiaries which (individually or in the aggregate) is or becomes reasonably likely to have a Material Adverse Effect or
(y) with respect to this Agreement, (iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (iv) the incurrence of any Environmental Liability which is or becomes reasonably likely to have a Material Adverse Effect and (v) the occurrence of any other event which (individually or in the aggregate) is or becomes reasonably likely to have a Material Adverse Effect.

           SECTION 5.03. Existence; Conduct of Business. The Borrower and its consolidated Subsidiaries will continue to engage primarily in the oil and gas business and the Borrower will, and will cause each of its consolidated Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents, except to the extent that failure to do or cause to be done any of the foregoing (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect. Nothing in this Section 5.03 shall prevent the merger of Subsidiaries into the Borrower or with or into another Subsidiary or the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction, provided that such merger or withdrawal could not reasonably be expected to have a Material Adverse Effect.

           SECTION 5.04. Payment of Obligations. The Borrower shall pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, shown to be due and payable by the Borrower or such Subsidiary on its tax returns, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any properties of the Borrower or any Subsidiary, or maintain adequate reserves with respect thereto in accordance with GAAP, except to the extent that failure to pay or discharge or cause to be paid or discharged any of the foregoing (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect, provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which adequate reserves in accordance with GAAP have been provided.

           SECTION 5.05. Maintenance of Properties; Insurance. The Borrower shall, and shall cause each Subsidiary to, keep all property useful or necessary in its business in good working order and condition (ordinary wear and tear excepted). The Borrower shall maintain, and cause each Subsidiary to maintain, insurance on its property with responsible and reputable insurance companies or associations covering such risks (but including in any event property, general liability and environmental liability), and in such amounts as are in accordance with normal industry practice.

           SECTION 5.06. Compliance with Laws. The Borrower shall comply, and cause each Subsidiary to comply, with the requirements of all applicable laws (including ERISA and environmental laws), rules, regulations and orders of any Governmental Authority, non-compliance with which (individually or in the aggregate) is reasonably likely to have a Material Adverse Effect.


                         ARTICLE VI

                     Negative Covenants

           Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

           SECTION 6.01. Indebtedness of Subsidiaries. In no event shall the aggregate principal amount of Indebtedness of the Subsidiaries of the Borrower (other than any Indebtedness owing to the Borrower or any other Subsidiary) exceed $200,000,000 at any one time outstanding for all Subsidiaries; provided that all Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary shall be evidenced by a note (or other appropriate instrument) or an account entry clearly identifying its character as a liability.

           SECTION 6.02. Financial Covenants. (a) The Borrower shall not permit the ratio of Consolidated Total Indebtedness to Discretionary Cash Flow for the four consecutive fiscal quarters of the Borrower most recently ended to be greater than 3.75 to 1.0.

           (b) The Borrower shall not permit the Tangible Net Worth of the Borrower and its Subsidiaries on a consolidated basis as of the end of any fiscal quarter to be less than the sum of (i) the Tangible Net Worth of the Borrower and its Subsidiaries on a consolidated basis as stated in its unaudited consolidated balance sheet for the fiscal quarter ended June 30, 1997, plus (ii) fifty percent of positive net income since June 30, 1997, plus (iii) fifty percent of the net cash proceeds of any capital stock offering since June 30, 1997, minus (iv) $200,000,000.

           SECTION 6.03. Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist, any Lien (other than Permitted Liens) upon or with respect to any property or assets (real or personal, tangible or intangible) now owned or hereafter acquired by the Borrower or any of its Subsidiaries and securing any Indebtedness.

           SECTION 6.04.  Fundamental Changes.  (a)  The Borrower
shall not enter into any merger, consolidation or amalgamation, unless:

          (i)  the Borrower shall be the continuing Person;

           (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

           (iii) the Borrower shall have delivered to the Administrative Agent (x) a certificate of an officer of the Borrower and (y) a legal opinion from counsel reasonably satisfactory to the Administrative Agent, in each case to the effect that such transaction complies with the requirements of this Section 6.04(a).

           (b) None of the Borrower, Energy Partners or SOLP shall liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution of itself), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets; provided that, Energy Partners or SOLP may engage in any of the foregoing transactions so long as after giving effect thereto, the beneficial ownership interest of the Borrower in the assets of Energy Partners or SOLP, as the case may be, is not decreased.

           SECTION 6.05. Limitation on Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale or exchange of property or the rendering of any services) with any Subsidiary (other than a Wholly Owned Subsidiary of the Borrower or of such Subsidiary) or Affiliate of the Borrower, unless such transaction is not otherwise prohibited under this Agreement and is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not a Subsidiary or an Affiliate.

           SECTION 6.06. Energy Partners and SOLP. The Borrower shall at all times maintain a 95% or greater ownership interest in each of Energy Partners (whether through general partnership interests or limited partnership units or both) and SOLP; provided, however, that the foregoing shall not be construed to prevent the liquidation or dissolution of Energy Partners or SOLP in accordance with Section 6.04(b).

           SECTION 6.07. Restrictions Affecting Subsidiaries. The Borrower shall not enter into with any Person, or suffer to exist any agreement which prohibits or limits the ability of any of its Subsidiaries to pay dividends, loans, tax payments or other distributions or transfer assets to the Borrower, except
(a)  as  permitted by this Agreement and (b) the foregoing  shall not be construed to prohibit covenants concerning financial condition or results of operations contained in any agreement governing permitted Indebtedness of a Subsidiary if, at the time such agreement is entered into, the Borrower reasonably anticipates that such financial covenants will not impair the ability of such Subsidiary to pay dividends from its net income in the ordinary course.

          SECTION 6.08. Limitation on Sales and Leasebacks. The Borrower may not enter into any arrangement (a "Sale and Leaseback Transaction") with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property, provided that the value of such assets when considered in the aggregate would not constitute a material amount of the assets of the Borrower, which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Subsidiary, except a Sale and Leaseback
Transaction with respect to any property may be consummated within 120 days after the initial acquisition of such property by the Borrower or the applicable Subsidiary.

                        ARTICLE VII

                     Events of Default

           If any of the following events ("Events of Default") shall occur:

          (a)  The Borrower shall default in the payment when due
     of   any   principal  of  any  Loan  or  any   Reimbursement
     Obligation; or

           (b) The Borrower shall default in the payment of interest in respect of any Loan or any Reimbursement Obligation or in the payment of any fees or other amounts payable under or with respect to this Agreement, and such default shall continue unremedied for 5 days after the date when due; or

           (c) Any representation or warranty made by the Borrower herein or in any writing furnished pursuant to this Agreement by the Borrower shall prove to be untrue in any material respect on the date as of which made or deemed made; or

           (d) The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 5.02, 6.01, 6.02, 6.03, 6.04, 6.06 and
     6.07 and notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

           (e) The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement (other than those referred to in paragraphs (a), (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

            (f)    (i)  The  Borrower  or  any  of  its  Material
     Subsidiaries shall (A) fail to pay any principal of or interest on its outstanding Indebtedness (other than the
     Loans) when due (or, if permitted by the terms of the relevant documents, within any applicable grace period) in an aggregate amount in excess of $25,000,000, or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness in an aggregate amount in excess of $25,000,000 (other than the Loans) or any other event shall exist or occur the effect of which default or other event is to accelerate, or to permit the holders of such Indebtedness to accelerate, such Indebtedness prior to its stated maturity, or (ii) any event (in the nature of a default or an event of default or relating to the altered financial condition or prospects of the Borrower) shall exist or occur which would permit the holder of any Indebtedness of the Borrower or any of its Material Subsidiaries (other than the Loans) to require the Borrower or any of its Material Subsidiaries to repay prior to its stated maturity, repurchase or redeem $25,000,000 or more of any such Indebtedness or result in $25,000,000 or more of any such Indebtedness becoming due and payable or subject to repurchase or redemption prior to the stated maturity date thereof; provided that this paragraph (f) shall not be construed to apply to Indebtedness that becomes due or is required to be repaid, repurchased or redeemed as a result of a voluntary transfer of assets so long as the Borrower does not default in such repayment, repurchase or redemption; or

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

           (h)   the  Borrower or any Material  Subsidiary  shall
     (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,
     (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

           (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

           (j) a final judgment which, together with other outstanding final judgments against the Borrower and/or its Material Subsidiaries, exceeds an aggregate of $25,000,000 (the "Judgment Amount") shall be entered against the Borrower and/or any Material Subsidiary and (i) within the Applicable Period after entry thereof such judgment or judgments shall not have been discharged or execution thereof stayed pending appeal or, within the Applicable Period after the expiration of any such stay, such judgment or judgments shall not have been discharged or (ii) any enforcement proceeding shall have been commenced (and not stayed) by any creditor upon such judgment or judgments; or

           (k) (a) any Person (other than the Borrower, a Subsidiary of the Borrower or any employee benefit plan of the Borrower or any of its Subsidiaries) or group (as such term is used in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) shall acquire, directly or indirectly, beneficial ownership of an aggregate of 35% or more of the issued and outstanding common stock of the Borrower or (b) during any period of two consecutive years, the individuals (the "Initial Directors") who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors of the Borrower whose election or nomination was approved by a vote of at least two-thirds of such Initial Directors or new directors so approved, or whose election or nomination was so approved prior to such period) shall cease for any reason to constitute 50% or more of the Board of Directors of the Borrower;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


                        ARTICLE VIII

                  The Administrative Agent

           SECTION 8.01. Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence shall include its affiliates and its own and its affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender;
(b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement, or any other document referred to or provided for therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by the Borrower or the satisfaction of any condition or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries or affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under this Agreement; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with this Agreement, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

           SECTION 8.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Borrower), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.04 hereof. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

           SECTION 8.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

           SECTION 8.04. Rights as Lender. With respect to its Commitment and the Loans made by it, NationsBank (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. NationsBank (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with the Borrower or any of its Subsidiaries or affiliates as if it were not acting as Administrative Agent, and NationsBank (and any successor acting as Administrative Agent) and its affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

           SECTION 8.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section hereof, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 9.03, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement.

          SECTION 8.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of the Borrower or any of its Subsidiaries or affiliates that may come into the possession of the Administrative Agent or any of its affiliates.

           SECTION 8.07. Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Agents shall have the right to appoint a successor Administrative Agent from among the Lenders acceptable to the Required Lenders and the Borrower. If no successor

Administrative Agent shall have been so appointed by the Agents and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as successor Administrative Agent hereunder, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

           SECTION  8.08.   Agents  and Co-Agents.   Neither  the
Agents nor the co-agents signatories hereto (the "Co-Agents") shall have any duties or liabilities under this Agreement in their capacities as such.

                         ARTICLE IX

                       Miscellaneous

           SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a)  if to the Borrower, to:

               Oryx Energy Company
               13155 Noel Road
               Dallas, Texas 75240
               Attention:  Treasurer
               Telecopy:   972-715-4304
               Telephone:  972-715-4000;

           (b) if to the Administrative Agent, the Issuing Bank, or the Swingline Lender to:

               NationsBank of Texas, N.A.
               Agency Services
               901 Main Street
               14th Floor
               Dallas, Texas  75202
               Attention:  Judy Schneidmiller

               Telecopy:  214-508-2118
               Telephone:  214-508-2135

          (c)  if for other notices, to:

               NationsBank of Texas, N.A.
               Energy Finance Division
               901 Main Street
               64th Floor
               Dallas, Texas  75202
               Attention:  Denise Smith
               Telecopy:  214-508-1285
               Telephone:  214-508-1261; and

           (d) if to any other Lender, to it at its address (or telecopy number) set forth on Schedule 2.01.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

           (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change
Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

           SECTION 9.03. Expenses; Indemnity. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent (excluding the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses, but excluding the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement and the other documents to be delivered hereunder.

      (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors
(each,  an  "Indemnified Party") from and  against  any  and  all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense results from such Indemnified Party's gross negligence or willful misconduct or claims by any of the Lenders against any other Lender (in any capacity). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.03 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the
Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

      (c)   Without  prejudice  to  the  survival  of  any  other
agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.03 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

           SECTION 9.04. Successors and Assigns. (a) Each Lender (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and its Commitment); provided, however, that

           (i)   each  such  assignment shall be to  an  Eligible
Assignee;

           (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000; or an integral multiple of $1,000,000 in excess thereof;

           (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement; and

           (iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit A hereto, together with any note subject to such assignment and a processing fee of $3,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes.

           (b) The Agent shall maintain at its address referred to in Section 9.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

           (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

          (d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Loans); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Section 2.16, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans, or extending its Commitment); and provided further that the participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower's prior written consent. A participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

           (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

           (f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.12 hereof.

           SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

              SECTION     9.06.     Counterparts;    Integration;
Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

           SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 9.08. Right of Setoff. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and, to the extent permitted by law, each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or, to the extent permitted by law, any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

          (b) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

            SECTION 9.09. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. CHAPTER 15 OF TEXAS REVISED CIVIL STATUTES ARTICLE 5069
(WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT. ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN

DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY CO-AGENT, ANY BANK OR THE HOLDER OF ANY OBLIGATION OWING HEREUNDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

            (B) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

           (C) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 9.09 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

           SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or
(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or
(ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

           SECTION 9.13. Interest. (a) It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, the parties hereto stipulate and agree that none of the terms and provisions contained in this Agreement shall ever be construed to create a contract to pay to any Lender for the use, forbearance, or dedentition of money at a rate in excess of the Highest Lawful Rate applicable to such Lender, and that for purposes hereof, "interest" shall include the aggregate of all charges or other consideration which constitute interest under applicable laws and are contracted for, taken, reserved, charged, or received under this Agreement or otherwise in connection with the transactions contemplated by this Agreement. Further, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it, then, in that event, notwithstanding anything to the contrary in this Agreement or any other agreement entered into in connection with or as security for the Loans, it is agreed as follows: the aggregate of all consideration which constitutes interest under law applicable to each such Lender that is contracted for, taken, reserved, charged, or received by such Lender under this Agreement or under any of the other aforesaid agreements or otherwise in connection with this Agreement shall under no circumstances exceed the maximum amount allowed by the law applicable to such Lender, and any excess shall be credited by such Lender on the principal amount of the Indebtedness of the Borrower owed to such Lender (or, if the principal amount of such Indebtedness shall have been paid in full, to the extent such interest has been received by a Lender it shall be refunded by such Lender to the Borrower). The provisions of this Section 9.13(a) shall control over all other provisions of this Agreement which may be in apparent conflict herewith. The parties further stipulate and agree that, without limitation on the foregoing, all calculations of the rate or amount of interest contracted for, taken, reserved, charged or received under any of this Agreement which are made for the purpose of determining whether such rate or amount exceed the Highest Lawful Rate shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading during the period of the full stated term of the Indebtedness, and if longer and if permitted by applicable law, until payment in full, all interest at any time so contracted for, taken, reserved, charged, or received.

           (b) If at any time the effective rate of interest which would otherwise apply to any Indebtedness arising under this Agreement would exceed the Highest Lawful Rate applicable to any Lender (taking into account the interest rate applicable to such Indebtedness pursuant to the other provisions of this Agreement, plus all additional charges and consideration which have been contracted for, taken, reserved, charged, or received under this Agreement, or any of them, and which additional charges or consideration (the "Additional Charges") constitute interest with respect to such Indebtedness), the effective interest rate to apply to such Indebtedness made by such Lender shall be limited to the Highest Lawful Rate, but any subsequent reductions in the interest rate applicable to such Indebtedness owed to such Lender shall not reduce the effective interest rate to apply to such Indebtedness owed to such  Lender  below  the Highest Lawful Rate applicable  to  such
Lender  until  the  total  amount of  interest  accrued  on  such
Indebtedness equals the amount of interest which would have accrued if the interest rate from time to time applicable to such Indebtedness owed to such Lender had at all times been in effect with respect to such Indebtedness pursuant to other provisions of this Agreement and if the Lenders had collected all Additional Charges called for under this Agreement. If at maturity or final payment of such Lender's Loans and all the amounts owed pursuant to this Agreement, the total amount of interest accrued under this Agreement on such Lender's Loans (including amounts designated as "interest" plus any Additional Charges which constitute interest with respect to amounts owed hereunder, and taking into account the limitations of the first sentence of this
Section 9.13(b)) is less than the total amount of interest which would have accrued if the interest rate or interest rates applicable to the Indebtedness from time to time outstanding hereunder had at all times been in effect pursuant to the other provisions of this Agreement, then the Borrower agrees, to the fullest extent permitted by the laws applicable to such Lender, to pay to such Lender an amount equal to the difference between
(i) the lesser of (1) the amount of interest which would have accrued hereunder on such Lender's Loans if the Highest Lawful Rate had at all times been in effect (but excluding, for purposes of calculating such amount of interest, any Additional Charges which constitute interest with respect to such Lender's Loans) or
(2) the amount of interest which would have accrued hereunder on such Lender's Loans if the interest rate or interest rates applicable to the Indebtedness from time to time outstanding hereunder had at all times been in effect pursuant to the other provisions of this Agreement (including amounts designated as "interest" plus any Additional Charges which constitute interest with respect to this Agreement) less (ii) the amount of interest actually accrued hereunder on such Lender's Loans (including amounts designated as "interest" plus any Additional Charges which constitute interest with respect to such Lender's Loans).

            SECTION   9.14.   Existing  Credit  Agreement.    The
Borrower and each of the Original Lenders hereby agree that the commitments under the Existing Credit Agreement shall, effective upon the Effective Date, be automatically and immediately terminated. In connection with the foregoing, each of the
Original Lenders (the Original Lenders constituting, in the aggregate, the "Required Banks" under and as defined in the Existing Credit Agreement) hereby agrees to waive the requirement that the Borrower provide notice of such termination under
Section 2.02 of the Existing Credit Agreement. Notwithstanding the foregoing, on the Effective Date, (i) all "Bid Loans" (under and as defined in the Existing Credit Agreement) of an Original Lender outstanding under the Existing Credit Agreement (A) shall remain outstanding until the maturity of such Bid Loans in accordance with the terms of such Bid Loans under the Existing Credit Agreement, provided that such Bid Loans may not be extended, renewed or reborrowed and no Bid Loan shall mature later than October 27, 1997, and (B) shall remain subject to and be payable under the terms of and in accordance with the Existing Credit Agreement; provided, however, any Bid Loans remaining outstanding under the Existing Credit Agreement shall be included for purposes of determining the total Commitments under this Agreement and (ii) any Continuing Letters of Credit listed on
Schedule 3.14 shall become Letters of Credit hereunder. From and after the

Effective Date, no Original Lender which was party to the Existing Credit Agreement but which will not become party to this Agreement (each, an "Exiting Lender") shall have any obligations or liabilities under this Agreement with respect to the Continuing Letters of Credit and, without limiting the foregoing, no Exiting Lender shall have any participating interest in any such Continuing Letter of Credit. The Lenders hereby confirm that, from and after the Effective Date, all participations of the Lenders in respect of Letters of Credit (including Continuing Letters of Credit) outstanding hereunder pursuant to subsection 2.06(d) shall be based upon the Applicable Percentages of the Lenders.

           SECTION   9.15.   Judgment in a  Currency  Other  Than
Dollars. The obligations of the Borrower hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars except to the extent to which such tender or recovery shall result in the effective receipt by the Lenders of the full amount of the Dollars expressed to be payable hereunder, and accordingly such primary obligations of the Borrower shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount (if any) by which such effective receipt shall fall short of the full amount of the Dollars expressed to be payable hereunder and shall not be effected by judgment being obtained for any other sums due under this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              ORYX ENERGY COMPANY


                              By: /s/ Steven J. Flowers
                                   Title: Vice President & Treasurer


                              NATIONSBANK OF TEXAS, N.A.,
                              Administrative Agent and as a Lender


                              By: /s/ Denise A. Smith
                                   Title: Senior Vice President

                              NATIONSBANC MONTGOMERY
                              SECURITIES, INC., as Arranger


                              By: /s/ David E. Hunt
                                   Title: Managing Director

                              BARCLAYS BANK PLC, as
                              Documentation Agent and as a Lender


                              By: /s/ Joseph Onischuk
                                   Title: Associate Director

                              CHASE SECURITIES INC., as
                              Syndication Agent


                              By: /s/ Thomas H. Kozlark
                                   Title: Vice President

                              THE CHASE MANHATTAN BANK, as a
                              Lender


                              By: /s/ Ronald Potter
                                   Title: Managing Director

                              BANK OF AMERICA NT & SA, as
                              Co-Agent and as a Lender


                              By: /s/ Michael J. Dillon
                                   Title: Managing Director

                              BANK OF MONTREAL, as Co-Agent and
                              as a Lender


                              By: /s/ Michael P. Stuckey
                                   Title: Managing Director, U.S.
                                             Corporate Banking

                              THE BANK OF NEW YORK, as
                              Co-Agent and as a Lender


                              By: /s/ John Watt
                                   Title: Vice President

                              THE BANK OF TOKYO-MITSUBISHI,
                              LTD., HOUSTON AGENCY, as
                              Co-Agent and as a Lender


                              By: /s/ Michael Meiss
                                   Title: Vice President

                              CITIBANK N.A., as Co-Agent
                              and as a Lender


                              By: /s/ David L. Harris
                                   Title: Vice President

                              THE INDUSTRIAL BANK OF JAPAN,
                              LIMITED, as Co-Agent and as
                              a Lender


                              By: /s/ Kazutoshi Kuwahara
                                   Title: Executive Vice President,
                                                  Houston Office

                              ROYAL BANK OF CANADA, as
                              Co-Agent and as a Lender


                              By: /s/ Gil Bernard
                                   Title: Senior Manager

                              CAISSE NATIONALE DE CREDIT
                              AGRICOLE


                              By: /s/ Dean Balice
                                   Title: Senior Vice President

                              DEN NORSKE BANK ASA


                              By: /s/ J. Morten Kreutz
                                   Title: Vice President

                              DEN NORSKE BANK ASA


                              By: /s/ Byron L. Cooley
                                   Title: Senior Vice President


                              THE FUJI BANK, LTD. HOUSTON
                              AGENCY


                              By: /s/ Yoshiaki Inoue
                                   Title: Vice President & Manager

                              THE LONG-TERM CREDIT BANK
                              OF JAPAN, LIMITED


                              By: /s/ Sadao Muraoka
                                   Title: Head of Southwest Region

                              WELLS FARGO BANK


                              By: /s/ Lester J. N. Keliher
                                   Title: Vice President

                              BANK OF SCOTLAND


                              By: /s/ Annie Chin Tat
                                   Title: Vice President

                              BANQUE PARIBAS


                              By: /s/ Michael H. Fiuzat
                                   Title: Vice President

                              BANQUE PARIBAS


                              By: /s/ Larry Robinson
                                   Title: Vice President


                              CREDIT LYONNAIS NEW YORK
                              BRANCH


                              By: /s/ Pascal Poupelle
                                   Title: Executive Vice President

                              CREDIT SUISSE FIRST BOSTON


                              By: /s/ James Moran
                                   Title: Director

                              CREDIT SUISSE FIRST BOSTON


                              By: /s/ Eric J. Eckholdt
                                   Title: Associate


                              THE DAI-ICHI KANGYO BANK,
                              LIMITED


                              By: /s/ Masaaki Ishikura
                                   Title: Vice President

                              MORGAN GUARANTY TRUST
                              COMPANY OF NEW YORK


                              By: /s/ John Kowalczuk
                                   Title: Vice President

                              HSBC INVESTMENT BANK PLC


                              By: /s/ John A. Cleveland
                                   Title: Managing Director

                              THE MITSUBISHI TRUST &
                              BANKING CORPORATION CHICAGO
                              BRANCH


                              By: /s/ Hachiro Hosoda
                                   Title: Deputy General Manager

                              THE SANWA BANK, LIMITED


                              By: /s/ Matthew G. Patrick
                                   Title: Vice President

                              THE SUMITOMO BANK, LIMITED


                              By: /s/ Reigi Sato
                                   Title: Joint General Manager

                                                    Schedule 2.01




                                       Total Amount
Name and Address of Bank               of Commitment

Nationsbank of Texas, N.A.            $32,660,000.00
Credit Contact:  Denise Smith
901 Main Street - 64th Floor
Dallas, Texas  75202
Telephone:  214-508-1261
Telecopy:   214-508-1285

Operations Contact:  Judy Schneidmiller
Telephone:  214-508-2135
Telecopy:   214-508-2118

Barclays Bank Plc                     $32,660,000.00
Credit Contact:  Darryl Neider
Director
222 Broadway
New York, New York  10038
Telephone: 212-412-1306
Telecopy:  212-412-7585

Operations Contact:  Anand Chan-Sui
75 Wall Street, 12th Floor
New York, NY 10265
Telephone:  212-412-3702
Telecopy:   212-412-5306

The Chase Manhattan Bank, N.A.        $32,660,000.00
Credit Contact:  Donna German
Senior Vice President
2200 Ross Avenue
Dallax, TX 75201
Telephone:  214-965-2540
Telecopy:   214-965-2389

Operations Contact:  Lynette Lang
1 Chase Manhattan Plaza
8th Floor
New York, NY 10081
Telephone:  212-552-7692
Telecopy:   212-552-5777

                                        Total Amount
Name and Address of Bank                of Commitment


CO-AGENTS

Bank of America NT & SA                $26,000,000.00
Credit Contact:  Mike Dillon
333 Clay Street, Suite 4550
Houston, Texas  77002
Telephone:  713-651-4903
Telecopy:  713-651-4808

Operations Contact:  Debbie Aguilar
Account Administrator
231 South LaSalle
Chicago, IL  60697
Telephone:  312-828-3793
Telecopy:   312-974-9626

Bank of Montreal                        $26,000,000.00
Credit Contact:  Anne Marie Goodwin
700 Louisiana
Suite 4400
Houston, Texas  77002
Telephone:  713-546-9724
Telecopy:   713-223-4007

Operations Contact:  Charlo Chase
Client Services Officer
115 S. LaSalle
11th Floor West
Chicago, IL 60603
Telephone:  312-750-4326
Telecopy:   312-750-6061

The Bank of New York                      $26,000,000.00
Credit Contact:  Raymond J. Palmer
One Wall Street - 19th Floor
New York, New York  10286
Telephone:  212-635-7834
Telecopy:   212-635-7923

Operations Contact:  Kathy D'Elena
Telephone:  212-635-7550
Telecopy:   212-635-7923

                                     Total Amount
Name and Address of Bank             of Commitment



The Bank of Tokyo-Mitsubishi,        $26,000,000.00
Ltd., Houston Agency
Credit Contact:  Donna Breland
Assistant Vice President
1100 Louisiana St., Suite 2800
Houston, Texas  77002
Telephone:  713-655-3810
Telecopy:   713-655-3855

Operations Contact:  Nadra Breir
Loan Assistant
Telephone:  713-655-3847
Telecopy:   713-655-0116

Citibank N.A.                         $26,000,000.00
Credit Contact: Don Miller
1200 Smith Street, Suite 2000
Houston, TX 77002
Telephone:  713-654-2962
Telecopy:   713-654-2849

Operations Contact:  Kate Bohen
Loan Administrator
2 Penns Way
New Castle, DE
Telephone:  302-894-6077
Telecopy:   302-894-6120


The Industrial Bank of                $26,000,000.00
Japan, Limited
Credit Contact:  David Fox
Vice President
Three Allen Center
Suite 4850
333 Clay Street
Houston, TX 77002
Telephone:  713-651-9444 ext.102
Telecopy:   713-651-9202

Operations Contact:  Atsushi Kawai
1251 Avenue of the Americas
New York, NY 10020-1104
Telephone:  212-282-4060
Telecopy:   212-282-4480/282-4250

                                      Total Amount
Name and Address of Bank              of Commitment



Royal Bank of Canada                 $26,000,000.00
Credit Contact:  Gil J. Benard
12450 Greenspoint Dr., Suite 1450
Houston, TX 77060
Telephone:  281-874-5662
Telecopy:   281-874-0081

Operations Contact:  Asst. Manager, Loan Processing
1 Financial Square, 23rd Floor
New York, NY 10005-3531
Telephone:  212-428-6321
Telecopy:   718-428-2372

PARTICIPANTS

Caisse Nationale de Credit             $20,000,000.00
Agricole
Credit Contact:  Brian D. Knezeak
600 Travis St., Suite 2340
Houston, TX 77002
Telephone:  713-223-7000
Telecopy:   713-223-7029

Operations Contact:  Karen Bergstrom
55 E. Monroe, Suite 4700
Chicago, IL 60603
Telephone:  312-917-7420
Telecopy:   312-372-2628

Den Norske Bank ASA                    $20,000,000.00
Credit Contact:  J. Morten Kreutz
Three Allen Center
333 Clay Street
Houston, Texas  77002
Telephone:  713-844-9254
Telecopy:   713-757-1167

Operations Contact:  Alberto Caceda
Telephone:  212-681-3843
Telecopy:   212-681-4123

                                        Total Amount
Name and Address of Bank                of Commitment


The Fuji Bank, Ltd. Houston Agency      $20,000,000.00
Credit Contact:  Tommy Watts
Vice President
1 Houston Center
121 McKinney St., Suite 4100
Houston, Texas  77010
Telephone:  713-650-7868
Telecopy:   713-759-0048

Operations Contact:  Frances Flores / Jenny Lin
Telephone:  713-650-7823 / 713-650-7821
Telecopy:   713-951-0590

The Long-Term Credit Bank of            $20,000,000.00
Japan, Limited
Credit Contact:  Doug Whiddon
2200 Ross Avenue
Suite 4700 West
Dallas, Texas  75201
Telephone:  214-969-5352
Telecopy:   214-969-5357

Operations Contact:  Robert Pacifici
165 Broadway
New York, New York  10006
Telephone:  212-335-4801
Telecopy:   212-608-3452

Wells Fargo Bank                        $20,000,000.00
Credit Contact:  Lester Kelliher
1445 Ross Avenue, Suite 400
Dallas, TX 75202
Telephone:  214-777-4025
Telecopy:   214-777-4044

Operations Contact:  Same as above

                                Total Amount
Name and Address of Bank        of Commitment

Bank of Scotland               $12,000,000.00
Credit Contact:  Janna Blanter
Vice President
1200 Smith Street
Suite 1750
Houston, Texas  77002
Telephone:  713-651-1870
Telecopy:   713-651-9714

Operations Contact:  Janet Taffe
Assistant Vice President
565 Fifth Avenue
New York, New York  10017
Telephone:  212-450-0872
Telecopy:   212-557-9460

Banque Paribas                 $12,000,000.00
Credit Contact:  Mike Fiuzar
Vice President
1200 Smith # 3100
Houston, TX 77002
Telephone:  713-659-4811
Telecopy:   713-659-6915

Operations Contact:  Leah Evans-Hughes
Operations Officer
1200 Smith Street, Suite 3100
Houston, Texas  77002
Telephone:  713-659-4811
Telecopy:  713-659-5303

Credit Lyonnais New York Branch      $12,000,000.00
Credit Contact:  Christing Smith-Byerly
1000 Louisiana, Suite 5360
Houston, TX 77002
Telephone:  716-753-8720
Telecopy:  716-751-0307

Operations Contact:  Bernadette Archie
Telephone: 713-753-8702
Telecopy: 713-751-0307

                                Total Amount
Name and Address of Bank        of Commitment

Credit Suisse First Boston     $12,000,000.00
Credit Contact:  James Moran
Director
11 Madison Avenue
New York, NY 10010
Telephone:  212-325-9176
Telecopy:  212-325-8314

Operations Contact:  Matthew Wilson
Telephone:  212-325-0303
Telecopy:   212-325-6508

The Dai-Ichi Kangyo Bank,      $12,000,000.00
Limited
Credit Contact:  Warren R. Ross
1100 Louisiana, Suite 4940
Houston, TX 77002
Telephone:  713-654-5055
Telecopy:   713-654-1667

Operations Contact:  Christine Dell'Aira
Telephone:  212-432-8841
Telecopy:   212-912-1879

Morgan Guaranty Trust Company  $12,000,000.00
of New York
Credit Contact:  John Kowalczuk
Vice President
60 Wall Street
New York, New York  10260
Telephone:  212-648-7612
Telecopy:   212-648-5014

Operations Contact:  Sandra Doherty
500 Stanton Christiana Road
3/OPS2 MCC
Newark, Delaware  19713-2107
Telephone:  302-634-8122
Telecopy:   302-634-1092

                                Total Amount
Name and Address of Bank        of Commitment

HSBC Investment Bank plc       $12,000,000.00
Credit Contact:  John A. Cleveland
Executive Director
140 Broadway, 5th Floor
New York, New York  10005
Telephone:  212-658-2702
Telecopy:   212-658-2580

Operations Contact:  Dennis Mason
Thames Exchange
10 Queen St. Place
London EC4R1BL
Telephone:  011 44 171 336 9292
Telecopy:   011 44 171 336 9293

The Mitsubishi Trust &         $12,000,000.00
Banking Corporation Chicago Branch
Credit Contact:  Chris Strike
Corporate Finance Officer
311 S. Wacker Dr., Suite 6300
Chicago, Illinois  60606
Telephone:  312-408-6015
Telecopy:   312-663-0863

Operations Contact:  Carmen Lopez
Telephone:  312-408-6022
Telecopy:   312-408-0170

The Sanwa Bank, Limited        $12,000,000.00
Credit Contact:  Pamela Beal
Banking Officer
4100 W Texas Commerce Tower
2200 Ross Avenue
Dallas, TX 75202
Telephone:  214-665-0242
Telecopy:   214-953-3963

Operations Contact:  Renko Hara
55 East 52nd Street
New York, NY 10055
Telephone:  212-339-3084
Telecopy:   212-754-3084

                                Total Amount
Name and Address of Bank        of Commitment

The Sumitomo Bank, Limited     $12,000,000.00
Credit Contact:  Energy Group
700 Louisiana St., Suite 1750
Houston, TX 77002
Telephone:  713-238-8200
Telecopy:   713-759-0020

Operations Contact:  Jessica Cueto
Telephone:  212-224-4132
Telecopy:   212-224-4537

                              _______________
Total Facility                $500,000,000.00

                                                    SCHEDULE 3.01

                ORYX ENERGY COMPANY SUBSIDIARIES

                                           Place of          Percentage
                                           Incorporation/   Ownership by the
Company Name                               Registration    Company or one of
                                                            its Subsidiaries
Antelope Insurance Co. Ltd.                 Bermuda            99.99%
Oryx Algerie Energy Company                 Cayman Islands       100%
Oryx Algerie (Mehaiguene) Company           Cayman Islands       100%
Oryx Canada Energy Company                  Delaware             100%
Oryx Crude Trading & Transportation, Inc.   Delaware             100%
Oryx Ecuador Energy Company                 Delaware             100%
Oryx Eurasian Pipeline Company              Delaware             100%
     Oryx Caspian Pipeline, L.L.C.          Delaware            99.0%
Oryx Gas Marketing Company                  Delaware             100%
Oryx Indonesia Energy Company               Delaware             100%
Oryx International Energy Company           Cayman Islands       100%
Oryx Kazakhstan Energy Company              Delaware             100%
Oryx Kazakhstan (Arman) Energy Company      Delaware             100%
Oryx Mexico Energy Company                  Delaware             100%
Oryx NW Shelf Australia Energy Pty Ltd      Western Australia    100%
Oryx Pipe Line Company                      Delaware             100%
Oryx Services Company                       Delaware             100%
Oryx U.K. Energy Company                    Delaware             100%
Oryx U.K. (Italy) Energy Limited            United Kingdom     99.99%
Oryx (ZOC) Energy Pty Ltd                   Western Australia    100%
Sun Energy Partners, L.P.                   Delaware              98%
     Oryx Crude Trading & Transportation
          Limited Partnership               Delaware            *
     Oryx Gas Marketing Limited Partnership Delaware            *
     Oryx Pipe Line Limited Partnership     Delaware            *
     Sun Offshore Gathering Limited
          Partnership                       Delaware            *
     Sun Operating Limited Partnership      Delaware            *
          Oryx Development Limited
               Partnership                  Delaware            *
          Oryx Development - II, L.P.       Delaware            *
     Sun Pennsylvania Limited Partnership   Delaware            *
Sun Exploration and Production Company
     of Pennsylvania, Inc.                  Pennsylvania        100%
Sun Offshore Gathering Company              Delaware            100%

* 99% limited partnership interest owned by Sun Energy Partners, L.P., 1% general partnership interest owned by Oryx Energy
Company or one of its corporate subsidiaries.

                                                    SCHEDULE 3.14

                  CONTINUING LETTERS OF CREDIT



  Amount          Issuing Bank               Beneficiary

$26,055,720    Barclays Bank PLC     Three Galleria Tower Venture

                            EXHIBIT A
                    ASSIGNMENT AND ACCEPTANCE



     Reference is made to the Credit Agreement dated as of October __, 1997 (the "Credit Agreement") among ORYX ENERGY COMPANY, a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), NATIONSBANC CAPITAL MARKETS, INC., as Arranger (in such capacity, the "Arranger"), CHASE SECURITIES INC., as Syndication Agent (in such capacity, the "Syndication Agent"), BZW, the investment banking division of Barclays Bank PLC, as Documentation Agent (in such capacity, the "Documentation Agent") and NATIONSBANK OF TEXAS, N.A., as administrative agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

     The "Assignor" and the "Assignee" referred to on Schedule 1 agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and
(iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under Section 2.17.

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the "Effective
Date") shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1.

     5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New
York.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers "hereunto duly authorized as of the date specified thereon.

                           SCHEDULE 1
                               to
                    ASSIGNMENT AND ACCEPTANCE

Percentage interest assigned:                      _________%
Assignee's Commitment:                             $_________
Aggregate outstanding principal amount of Loans
   assigned:                                       $_________
Principal amount of Note payable to Assignee:      $_________
Principal amount of Note payable to Assignor:      $_________
Effective Date (if other than date of acceptance
  by Agent):                                       *____, 19__


                              [NAME OF ASSIGNOR], as Assignor


                              By:
                              _________________________________
                                   Title:

                              Dated: _______________, 19 _



                              [NAME OF ASSIGNEE], as Assignee


                              By:
                              _________________________________
                                   Title:

                              Domestic Lending Office:

                              Eurodollar Lending Office:









___________________

* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted [and Approved] **
this ____ day of ____________, 19 _

NATIONSBANK OF TEXAS, N.A.


By: __________________________
Title:

[Approved this day
of ______________, 19_


ORYX ENERGY COMPANY

By: ____________________________]**
Title:




























______________________________

** Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible
     Assignee".

                                             EXHIBIT B-1





                           [FORM OF OPINION OF
                         CRAVATH, SWAINE & MOORE]



                                         October __, 1997



                           Oryx Energy Company
                             Credit Agreement


      Dear Sirs:

            We have acted as special counsel for Oryx
      Energy Company, a Delaware corporation (the
      "Company"), in connection with the Credit
      Agreement, dated as of October __, 1997 (the
      "Credit Agreement"), among the Company, the Lenders listed therein, the Agents identified therein and NationsBank of Texas, N.A., as administrative agent for the Lenders. Capitalized terms defined in the Credit Agreement are used herein as defined therein.

            We have examined originals or copies,
      certified or otherwise identified to our satisfaction, of the Credit Agreement and such other documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. We have relied, with respect to certain factual matters, on the representations and warranties of the Company contained in the Credit Agreement and have assumed compliance by the Company with the terms of the Credit Agreement. In rendering our opinion, we also have assumed the due authorization, execution and delivery of the Credit Agreement by all parties thereto other than the Company.

            Based upon the foregoing, we are of opinion that:

       1. The Company has the corporate power and authority to execute, deliver and perform the terms and provisions of the Credit Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Credit Agreement. The Credit Agreement has been duly executed and delivered on behalf of the Company.

       2. The Credit agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) the foregoing is subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, (ii) the foregoing is also subject to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforceability is considered in a proceeding in equity or at law, (iii) insofar as provisions contained in the Credit Agreement provide for indemnification, or provide that any party is to be relieved of liability for its own negligence, the enforcement thereof may be limited by public policy considerations, and (iv) we express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought which limits the rates of interest legally chargeable or collectible.

       3. Neither the execution, delivery or performance by the Company of the Credit Agreement, nor the consummation of the transactions therein contemplated, nor compliance by it with the terms and provisions thereof, will violate any provision of the Articles of Incorporation or By-laws of the Company.

       4. The execution, delivery and performance by the Company of the Credit Agreement, compliance by it with the terms and provisions thereof and the use of the proceeds thereof in compliance with the Credit Agreement, will not violate any applicable law or regulation of the State of New York, the General Corporation Law of the State of Delaware or the Federal laws of the United States of America (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System).

       5. The execution, delivery and performance by the Company of the Credit Agreement do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental body, agency or official under the laws of the State of New York, the General Corporation Law of the State of Delaware or the Federal laws of the Untied States of America.

        We are members of the bar of the State of New York and do not express any opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the Untied States of America.

        This opinion is rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                                Very truly yours,



The Lender Parties to the
Credit Agreement referred to
above
  In care of NationsBank of Texas, N.A.,
  as Administrative Agent
    901 Main Street
        Dallas, Texas  75202

                                             EXHIBIT B-2



                        [FORM OF OPINION
                      OF WILLIAM C. LEMMER]




                                         October __, 1997



      The Lenders Parties to the Credit Agreement
        referred to below
      In care of NationsBank of Texas, N.A.
        as Administrative Agent
      901 Main Street
      Dallas, Texas  75202


                           Oryx Energy Company
                            Credit Agreement

      Dear Sirs:

            I am Vice President, General Counsel and
      Secretary of Oryx Energy Company, a Delaware corporation (the "Company"), and have acted in that capacity in connection with the Credit
      Agreement, dated as of October __, 1997 (the
      "Credit Agreement"), among the Company, the Lenders listed therein and NationsBank of Texas, N.A., as administrative agent for the Banks.
      Capitalized terms defined in the Credit Agreement are used herein as defined therein.

            I or members of my staff have examined
      originals or copies, certified or otherwise identified to our satisfaction, of the Credit
      Agreement and such other documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

            Based on the foregoing and on the
      assumptions hereinafter set forth, and subject to the exceptions, limitations and qualifications hereinafter expressed, it is my opinion that:

       1. The Company and each of the Material Subsidiaries of the Company that is a corporation or a partnership organized under the laws

In care of NationsBank of Texas, N.A.
October __, 1997
Page 2


    of any state of the United States of America (i) is a duly organized and validly existing corporation or partnership, as the case may be, in good standing under the laws of its jurisdiction of organization, (ii) has the corporate or partnership, as the case may be, power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in all states of the United States of America where the failure to do so would have a Material Adverse Effect.

       2. The Company has the corporate power and authority to execute, deliver and perform the terms and provisions of the Credit Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Credit Agreement. The Credit Agreement has been duly executed and delivered on behalf of the Company.


       3. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, there are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against or affecting the Company or any Material Subsidiary before any court or before any governmental or administrative body or agency that are reasonably likely to have a Material Adverse Effect.

       4. Neither the execution, delivery or performance by the Company of the Credit Agreement, nor the consummation of the transactions therein contemplated, nor compliance by it with the terms and provisions thereof, (i) to the best of my knowledge, will contravene any applicable provision of any order, writ, injunction or decree of any court or government instrumentality or (ii) to the best of my knowledge, will conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Material Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company or any of its Material Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Articles of Incorporation or By-laws of the Company or any of its Material Subsidiaries. Based solely on matters brought to my attention in the ordinary course of my position as Vice President, General Counsel and Secretary of the Company, and without any additional inquiry for purposes of rendering this opinion, to the best of my knowledge, each of the Company and its Subsidiaries is in compliance with all Requirements of Law except to the extent that failure to comply therewith (individually or in the aggregate) is not reasonably likely to have a Material Adverse Effect.

In care of NationsBank of Texas, N.A.
October __, 1997
Page 3


       5. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

       6. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" or a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        I am a member of the bar of the State of New York and do not express any opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States. This opinion is rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by any other person without my prior written consent.

                                Very truly yours,


                                William C. Lemmer

WCL:lok

                                                        EXHIBIT C

                 FORM OF NEW LENDER SUPPLEMENT

          SUPPLEMENT, dated _________________ (this
"Supplement"), to the Credit Agreement, dated as of October __, 1997 (as amended from time to time, the "Credit Agreement"), among ORYX ENERGY COMPANY, a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), NATIONSBANC CAPITAL MARKETS, INC., as Arranger (in such capacity, the "Arranger"), CHASE SECURITIES INC., as Syndication Agent (in such capacity, the "Syndication Agent"), BZW, the investment banking division of Barclays Bank PLC, as Documentation Agent (in such capacity, the "Documentation Agent") and NATIONSBANK OF TEXAS, N.A., as administrative agent (in such capacity, the "Administrative Agent").

                      W I T N E S S E T H:

           WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity, although not originally a party thereto, may become a party to the Credit Agreement in accordance with the terms thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

          WHEREAS, the undersigned was not an original party to the Credit Agreement but now desires to become a party thereto;

          NOW, THEREFORE, the undersigned hereby agrees as follows:

          I. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $__________________.

          2. The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to
Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section
2.17 of the Credit Agreement.

          3. The undersigned's address for notices for the purposes of the Credit Agreement is as follows:


          4. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

          IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

                              [INSERT NAME OF LENDER]


                              By:  _________________________
                                   Name:
                                   Title:


Accepted this _____ day of ______________, ____.

ORYX ENERGY COMPANY


By:  _________________________
     Name:
     Title:

Accepted this _____ day of ______________, ____.

NATIONSBANK OF TEXAS, N.A.,
  as Administrative Agent and as a Lender


By:  _________________________
     Name:
     Title:

                                                        EXHIBIT D

             FORM OF COMMITMENT INCREASE SUPPLEMENT

          SUPPLEMENT, dated _________________, to the Credit Agreement, dated as of October __, 1997 (as amended from time to time, the "Credit Agreement"), among ORYX ENERGY COMPANY, a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), NATIONSBANC CAPITAL MARKETS, INC., as Arranger (in such capacity, the "Arranger"), CHASE SECURITIES INC., as Syndication Agent (in such capacity, the "Syndication Agent"), BZW, the investment banking division of Barclays Bank PLC, as Documentation Agent (in such capacity, the "Documentation Agent") and NATIONSBANK OF TEXAS, N.A., as administrative agent (in such capacity, the "Administrative Agent").


                      W I T N E S S E T H:

           WHEREAS, pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned may increase the amount of its Commitment in accordance with the terms thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

          WHEREAS, the undersigned now desires to increase the amount of its Commitment under the Credit Agreement;

          NOW THEREFORE, the undersigned hereby agrees as follows:

          1. The undersigned agrees, subject to the terms and conditions of the Credit Agreement, that on the date this Supplement is accepted by the Borrower and the Administrative Agent it shall have its Commitment increased by $______________, thereby making the amount of its Commitment $______________.

          2. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

          IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

                              [INSERT NAME OF LENDER]


                              By:  _________________________
                                   Name:
                                   Title:


Accepted this _____ day of ______________, ____.

ORYX ENERGY COMPANY


By:  _________________________
     Name:
     Title:

Accepted this _____ day of ______________, ____.

NATIONSBANK OF TEXAS, N.A.,
  as Administrative Agent and as a Lender


By:  _________________________
     Name:
     Title: